Exhibit 5.1

January 26, 2009

Board of Directors

Union Bankshares Corporation

211 North Main Street

Post Office Box 446

Bowling Green, Virginia 22427

Registration Statement on Form S-3

Gentlemen:

We have served as counsel to Union Bankshares Corporation, a Virginia corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration and potential offer and resale from time to time by the holders thereof of (i) 59,000 shares of Fixed Rated Cumulative Perpetual Preferred Stock, Series A, par value $10.00 per share, of the Company (the “Series A Preferred Stock”), (ii) a warrant dated December 19, 2008 (the “Warrant”) to purchase 422,636 shares of common stock, par value $1.33 per share, of the Company (the “Common Stock”) and (iii) up to 422,636 shares of Common Stock issuable from time to time upon the exercise of the Warrant (the “Warrant Shares” and together with the Series A Preferred Stock and the Warrant, the “Securities”).

The Series A Preferred Stock and the Warrant were issued by the Company to the United States Department of the Treasury (the “Treasury”) pursuant to a Letter Agreement dated December 19, 2008 (including the Schedules thereto and the Securities Purchase Agreement – Standard Terms incorporated therein, including the Annexes thereto, the “Purchase Agreement”) by and between the Company and the Treasury.

In rendering this opinion, we have reviewed (i) the Registration Statement and the prospectus contained therein, (ii) the Articles of Incorporation and Bylaws of the Company, each as amended to date, (iii) the Purchase Agreement, (iv) the Warrant, (v) certain resolutions adopted by the Board of Directors of the Company related to the Securities and (vi) such other instruments, documents, certificates and records as we have deemed necessary or appropriate to enable us to render this opinion (collectively, the “Documents”).

We are relying without any independent investigation thereof upon the truth and accuracy of all statements, covenants, representations and warranties set forth in the Documents.

We have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Securities Act, (ii) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement, (iii) any Securities issuable upon conversion, exchange, redemption or exercise of any of the Securities being offered will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange, redemption or exercise and (iv) all necessary actions are taken by the Company so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

This opinion is limited in all respects to the application of the existing laws of the Commonwealth of Virginia, and to the extent applicable, the existing federal laws of the United States.

Based on and subject to the foregoing, we are of the opinion that:

1. The shares of Series A Preferred Stock issued pursuant to the Purchase Agreement have been duly authorized, validly issued and are fully paid and non-assessable.

2. The Warrant has been duly authorized, validly executed and delivered, and constitutes a valid and binding obligation of the Company.

3. The Warrant Shares have been duly authorized and, when issued and delivered against payment of the consideration therefor in accordance with the provisions of the Warrant, the Warrant Shares will be validly issued, fully paid and non-assessable.

Our opinion that the Warrant is a valid and binding obligation of the Company is subject to (i) applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally, (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief and limitation of rights of acceleration, regardless of whether such enforceability is considered in a proceeding in equity or at law, and (iii) limitation of rights to indemnification, exculpation and contribution which may be limited by applicable law or equitable principles.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ LeClairRyan, A Professional Corporation